Exhibit 10.1
GAS GATHERING AND PROCESSING AGREEMENT
          THIS GAS GATHERING AND PROCESSING AGREEMENT (this “Agreement”), effective March 1, 2010 (the “Effective Date”), is by and between Monarch Natural Gas, LLC, a Delaware Limited Liability Company whose address is 5445 DTC Parkway, Suite P-4, Greenwood Village, Colorado 80111 (“Gatherer”) and (ii) Gasco Production Company, a Delaware Corporation whose address is 8 Inverness Drive East, Suite 100, Englewood, Colorado 80112 (“Producer”). Gatherer and Producer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
          A. Gatherer owns and operates a natural gas gathering system and related facilities in Uinta and Duchesne Counties, Utah.
          B. Producer has an interest in certain oil and gas leases and lands described in Schedule 3 (the “Leases”).
          C. Producer owns, and has the right to deliver to Gatherer’s gathering system, natural gas produced and saved from wells located on the Leases and more particularly described in Schedule 2 (the “Wells”).
          D. Gatherer desires to gather, compress and process such gas, on the terms and subject to the conditions in the Agreement.
Agreements:
          NOW, THEREFORE, for good and valuable consideration, Gatherer and Producer agree as follows:
Article 1
Definitions
     1.1 Definitions. The following capitalized terms used in this Agreement and the attached exhibits and schedules shall have the meanings set forth below:
     “Agreement” is defined in the preamble.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, whether by contract, voting power, or otherwise. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract, or otherwise.
     “AMI” means the geographic area described in Schedule 1.
     “Ancillary Agreements” means the related agreements as listed on Schedule 4.
     “Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.
     “Bcf” means one million Mcf’s.
     “Btu” means the amount of heat energy needed to raise the temperature of one pound of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.65 pounds per square inch absolute.
     “Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.
     “Day” means a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter.
     “Dedicated Reserves” means the working interest of Producer in all Gas reserves in and under, and all Gas owned by Producer and produced or delivered from, (i) the Leases and (ii) other lands within the AMI, whether now owned or hereafter acquired, along with the processing rights and any and all additional right, title, interest, or claim of every kind and character of Producer or its Affiliates in (x) the Leases or (y) lands within the AMI, and Gas production therefrom, and all interests in any wells, whether now existing or drilled hereafter, on, or completed on, lands covered by a Lease or within the AMI. Dedicated Reserves shall include Gas under contract with Producer from or otherwise attributable to (i) NFR Uinta Basin LLC under the Agreement dated July 25, 2007, and (ii) Halliburton Energy Services, Inc. under the Agreement dated May 1, 2005, and (iii) MBG Trust under the Agreement dated August 1, 2008, as they currently exist. Dedicated Reserves shall not include Gas acquired after the Effective Date of this Agreement by Producer through other means including, but not limited to, marketing arrangements or joint operating agreements.
     “Delivery Points” means (i) the points identified in Schedule 2 at which Gas is delivered to a Receiving Transporter by Gatherer and (ii) any additional delivery point that, from time to time, may be added by

Gatherer to the Gathering System after the Effective Date to permit delivery of Gas to other Receiving Transporters.
     “Drip Liquid” means that portion of the Gas that condenses in, and is removed from, the Gathering System as a liquid by Gatherer.
     “Equivalent Quantity” means, on any Day, a quantity of Gas (in MMBtu’s) that is thermally equivalent to the quantity of Producer’s Gas received from Producer at the Receipt Points on the Gathering System on that Day.
     “Effective Date” is defined in the preamble.
     “Force Majeure” is defined in Article 10.2.
     “FL&U” shall mean the combination of Fuel Gas and Lost and Unaccounted For Gas.
     “Fuel Gas” means Gas used by Gatherer to operate compressors, processing plants, dehydrators, and related equipment and facilities on the Gathering System.
     “Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.
     “Gatherer” is defined in the preamble.
     “Gathering and Processing Fees” means the fees pursuant to Sections 4.1, 4.2, and 4.3.
     “Gathering System” means the gas gathering facilities of Gatherer extending generally from the Receipt Points to the Delivery Points, including any facilities for compression, treating, and processing, and all modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time.
     “Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.
     “Gross Heating Value” means the total calorific value (expressed in Btu’s) obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one cubic foot at a temperature of 60o F, if saturated with water vapor and under a pressure equivalent to 14.65 psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.
     “High Pressure Line” is defined in Section 5.13.
     “Leases” is defined in the Recitals.
     “Losses” means all losses, liabilities, damages, claims, fines, penalties, costs, or expenses, including reasonable attorneys’ fees and court costs.
     “Lost and Unaccounted for Gas” means the volumetric gains or losses in Gas that occur on the Gathering System, including any system blowdowns for maintenance, emergency, or repair, and losses through the emergency shutdown system and flare stack, other than Gas used for Fuel Gas.
     “Market Price” shall mean, in the case of Residue Gas, the weighted average commodity price per MMBtu, received by Producer for the amounts of Residue Gas (excluding any storage amounts) sold and otherwise accounted for on substantially the same terms as Producer sells its Gas and other Third Party Gas. “Market Price” shall mean, in the case of Plant Products, the weighted average commodity price per gallon received by Gatherer for the amounts of Plant Product (excluding any storage amounts) sold under arm’s-length agreements at the best price then obtainable in Gatherer’s reasonable judgment and discretion, less any allocated transportation, handling and storage fees incurred and paid by Producer in association therewith.
     “Maximum Operating Pressure” is defined in Section 5.13.
     “Mcf” means one thousand cubic feet of Gas at a temperature of 60 oF and a pressure of 14.65 pounds per square inch absolute.
     “Mcf/d” means Mcf’s per Day.
     “Minimum Volume Period” means the period beginning on the Effective Date and ending on the 5th anniversary of the Effective Date, as such date may be adjusted pursuant to Section 5.2.
     “MMBtu” means one million Btu’s, which is equivalent to one dekatherm.
     “Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.
     “New Well Connection Expenditure” is defined in Section 5.11(i).

     “Notice” is defined in Section 13.1.
     “Other Delay” is defined in Section 10.2.
     “Party” and “Parties” are defined in the preamble.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.
     “Plant” means the Riverbend Gas Processing Plant, Section 36, Township 9 South, Range 18 East, Uintah County, Utah, together with any facilities connecting the Plant to Questar.
     “Plant Products” means the raw mix of liquefiable hydrocarbons, including without limitation, ethane, propane, butane, and natural gasoline, extracted and saved at the Plant from all of Producer’s Gas delivered to and processed by Gatherer.
     “Plant Shrinkage” means the thermal content of Plant Products removed from Gas as a result of processing at the Plant.
     “Producer” is defined in the preamble.
     “Producer’s Gas” means the Dedicated Reserves committed hereunder by Producer.
     “Producer Price Index” means the index covering intermediate materials, supplies and components; as determined and published by the United States Bureau of Labor Statistics (“BLS”) or any successor agency thereto.
     “Producer’s Reservations” is defined in Section 3.4.
     “Quarterly Minimum Volume” means, for each calendar quarter in the Minimum Volume Period, a minimum volume of Producer’s Gas equal to 22,800 Mcf per Day multiplied by the number of Days in each such calendar quarter
     “Questar” means Questar Pipeline Company and any successor thereto.
     “Receipt Points” means the outlet flange of the metering facilities at each of the existing receipt points as of the Effective Date, for which the Producer owns the meters and which are described in Schedule 2 and (ii) the inlet flange of the metering facilities for any new or existing receipt points that may, from time to time, be added by Gatherer to the Gathering

System after the Effective Date to permit Producer to deliver Producer’s Gas to the Gathering System.
     “Receiving Transporter” means the intrastate or interstate pipeline company, local distribution company, or other party taking delivery or custody of Producer’s Gas at, or immediately downstream of, the Delivery Points.
     “Residue Gas” means that portion of Producer’s Gas remaining after processing at the Plant, and of Producer’s Gas bypassed around the Plant.
     “Scheduled Gas” means, for a specified period of time, the quantity of Producer’s Gas scheduled by Producer and confirmed by Gatherer for delivery and gathering on the Gathering System.
     “Services” is defined in Section 3.1.
     “Term” is defined in Section 2.1.
     “Third Party Gas” means all Gas under contract with Gatherer from or otherwise attributable to the Leases, other than Producer’s Gas.
     “Wells” is defined in the Recitals.
     “Year” means the period of time beginning on one Day and ending on the same Day the following year.
     1.2 Attachments. Each exhibit, schedule, or other attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes. When the term “Agreement” is used herein, it means this Agreement and all of the exhibits, schedules, and other attachments hereto. A list of the exhibits, schedules, and other attachments to this Agreement is attached behind the signature page.
Article 2
Term
     2.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in effect through the close of the last Day of the Month following the 15th anniversary of the Effective Date. For Wells already connected to the Gathering System on the last Day of the Month following the 15th anniversary of the Effective Date, the Term as to those Wells shall continue in effect for so long as Producer’s Gas can be produced in commercial quantities from such Wells.

Article 3
Gathering of Producer’s Gas
     3.1 Gatherer shall provide gathering, compression and processing services as further detailed in this Agreement and as can be provided by the existing Gathering System (the “Services”) for Producer’s Gas delivered by Producer to the Receipt Point(s) for receipt into the Gathering System. Gatherer shall redeliver Producer’s Gas to Producer at the Delivery Point(s) and, subject to Article 3 of Exhibit A hereto, Producer’s Gas so delivered will meet the dew point and other quality specifications of the Downstream Transporter, as those quality specifications may change from time to time.
     The Parties hereto acknowledge that Producer’s Gas produced in the Gate Canyon area does not currently require processing, and is gathered in a separate gathering system that has no processing facilities. Should processing be required in the future for such Gas, Gatherer may first choose to process such Producer’s Gas pursuant to this Agreement. If Gatherer chooses to not process such Producer’s Gas pursuant to this Agreement, the Parties agree to work in good faith to evaluate the alternatives available to Gatherer, including construction of a new processing plant, connection of the Gate Canyon system to the Plant, or a short-term processing arrangement on Questar. After evaluation, if Gatherer elects not to provide processing, Producer may process Producer’s Gas, and Gatherer shall continue to waive the fees under Sections 4.1 (ii) and (iii) for that Gas.
     3.2 Dedicated Reserves. Subject to Producer’s Reservations and to the other terms and conditions of this Agreement, Producer (i) exclusively dedicates and commits to the performance of this Agreement the Dedicated Reserves, (ii) represents that the Dedicated Reserves are not otherwise subject to any other gas gathering agreement or commitment and (iii) agrees not to deliver any Gas produced from the Dedicated Reserves and owned by Producer to any other gas gatherer, processor, or gas gathering system. Producer possesses the right to deliver the Dedicated Reserves to the Gathering System. Producer agrees to cause any existing or future Affiliates of Producer holding Dedicated Reserves to be bound by, and to execute and join as a party, this Agreement. The dedication and commitment made by Producer under this Agreement is a covenant running with the land.
     3.3 Producer shall not tender for gathering any Gas other than Producer’s Gas, which is not part of Producer’s working interest, whether controlled through a joint operating agreement, marketing agreement, or the like, without first obtaining Monarch’s written approval.
     3.4 Producer’s Reservations. Producer reserves the following rights (and reasonable quantities of Gas to satisfy same) (“Producer’s Reservations”): (i) to operate Wells producing from the Dedicated Reserves as a reasonably prudent operator, (ii) to separate or process Gas using only mechanical, ambient temperature equipment located at surface production facilities on or near Wells producing from the Dedicated Reserves, (iii) to use Gas produced from the Dedicated Reserves for lease operations, and (iv) to pool, communitize, or unitize Producer’s interests in the Dedicated Reserves. If Producer should commence Gas flow from any new Well or if Producer repairs, reworks, curtails, or plugs and abandons any existing Well, written Notice thereof shall be given to Gatherer no later than 5 Business Days prior to delivering or curtailing deliveries of Gas from such Well to a Receipt Point.
     3.5 Prudent Operator. Producer and Gatherer shall each perform their obligations under this Agreement in a good, efficient and workmanlike manner, in their best judgment as prudent operators, in conformity with the best practices of the industry and in accordance with all valid and applicable laws, rules, and regulations of governmental authorities.
Article 4
Gathering and Processing Fees
     4.1 Gathering and Processing Fees. As consideration for the Services provided hereunder by Gatherer, Producer shall pay Gatherer:
(i)	$0.435 per MMBtu for Producer’s Gas received at the Receipt Points each Month, as provided herein. Of the $0.435 per MMBtu fee, $0.25 shall represent consideration for gathering service and $0.185 shall represent consideration for the current two stages of compression service, however, in no event shall the fee for Producer’s Gas received at the Receipt Points be less than $0.435 per MMBtu, as adjusted in Section 4.3 herein; and

(ii)	For any of Producer’s Gas processed by Gatherer, 5% of the Residue Gas revenues attributable to Producer’s Gas. Producer shall market, at no fee to Gatherer, all Residue Gas, and shall make all arrangements, on a timely basis, for the further transportation, marketing and disposition of such Residue Gas, which shall be done and accounted for on substantially the same terms as Producer transports, markets and disposes of its Gas and Third Party Gas; and

(iii)	For any of Producer’s Gas processed by Gatherer, 5% of the Plant Products revenue attributable to Producer’s Gas. Gatherer shall market, at no fee to Producer, all Plant Products, and shall make all arrangements, on a timely basis, for further transportation, marketing and disposition of such Plant Product, and

(iv)	$250 per active meter per Month on the Gathering System; and

(v)	100% of the Drip Liquids attributable to Producer’s Gas (net of any royalty thereon).

     4.2 High-Volume Fee Discount. In any Month in which Gatherer receives an aggregate volume of Producer’s Gas that exceeds a daily average rate of 35,000 Mcf, the fee charged for Producer’s Gas pursuant to Section 4.1 (i) above shall be reduced to $0.30 per MMbtu for each Mcf of Producer’s Gas gathered in excess of 35,000 Mcf per Day during such Month. Of the $0.30 per MMBtu fee in this Section 4.2, $0.17 shall represent consideration for gathering service and $0.13 shall represent consideration for compression service. The Gathering and Processing Fees described in Sections 4.1 (ii), (iii), (iv), and (v) shall remain unchanged.
     4.3 Adjustment of Fees. On each January 1 during the Term, the Gathering and Processing Fees then in effect in Sections 4.1 (i) and (iv), and Section 4.2 of this Agreement, shall be increased by multiplying the fees then in effect by the percentage increase in the Producer Price Index as published by the U.S. Department of Labor for the prior 12-Month period. If the change in the Producer Price Index shows a percentage decrease, the Gathering and Processing Fees then in effect shall be reduced by such percentage change in the Producer Price Index, but in no event shall the Gathering and Processing Fees drop below the fees in effect as of the Effective Date. In no event shall the Gathering Fee in Section 4.1 (i) be adjusted, up or down, by greater than 5% in any single Year, or exceed $0.65 per MMBtu during the Term. In no event shall the metering fee be adjusted, up or down, by greater than 5% in any single Year, or exceed $375 during the Term. If the Producer Price Index ceases publication, the parties hereto shall negotiate in good faith a replacement index. For purposes of splitting out the gathering and compression components of the Gathering and Processing Fees, any fee adjustment carried out pursuant to this Section 4.3 or Section 5.13 (ii) will automatically establish a proportional adjustment of the underlying gathering and compression components of the Gathering and Processing Fees.
     4.4 Payment. Payment of the Gathering and Processing Fees shall be made in accordance with the procedures set forth in Article 9.
Article 5
Gas Delivery
     5.1 Receipt and Delivery. Producer agrees to tender, or cause to be tendered, to the Receipt Points, Producer’s Gas, each Day, and Gatherer agrees to accept Producer’s Gas at the Receipt Points and redeliver Producer’s Gas, to the Delivery Points, subject to the terms hereof. Producer shall endeavor to deliver the daily quantities of Gas at each Receipt Point at a reasonably constant rate.
     5.2 Minimum Volume Commitment.
     (a) Producer’s Obligation. Producer commits to deliver to Gatherer for gathering on the Gathering System in each calendar quarter during the Minimum Volume Period no less than the Quarterly Minimum Volume for each such calendar quarter. Such commitment shall be suspended by events of Force

Majeure (but not by events of Other Delay) and prorated during periods of high pipeline pressure pursuant to Section 5.13. The Parties shall act in good faith such that the Gathering System can be operated in a manner that will not unduly hinder Producer’s ability to so tender such Quarterly Minimum Volumes to Gatherer, which good faith practices shall include prudent maintenance and repair of the Gathering System, compliance with Gatherer’s Maximum Operating Pressure obligations, and avoidance of free liquids being introduced into the Gathering System as set out in Section 3(a)(1) of Exhibit A hereunder. To the extent that Producer tenders, in accordance with the terms of this Agreement, Producer’s Gas at a Receipt Point during any calendar quarter of the Minimum Volume Period, and Producer is unable to effect delivery of such Gas due to Gatherer’s failure to comply with its Maximum Operating Pressure obligation, the Minimum Volume Commitment applicable to each such calendar quarter shall be reduced by an amount equivalent to the volume shortfall so caused.
     (b) Deficit Volumes. If the total aggregate volume of 1) Producer’s Gas, 2) Third Party Gas, and 3) Gas from any Dedicated Reserves caused to be drilled by Producer either through acreage farm-out or non-consent Wells, delivered to the Gathering System in a calendar quarter of the Minimum Volume Period is less than the Quarterly Minimum Volume, then Producer shall pay Gatherer in cash, no later than 30 Days following the end of such calendar quarter, an amount equal to the shortfall quantity for such calendar quarter (in Mcf’s) multiplied by the then-current Gathering and Processing Fees, as applicable (including any possible adjustment under Section 5.13 (ii)), for such calendar quarter, as liquidated and agreed damages for Producer’s failure to deliver the Quarterly Minimum Volume in such calendar quarter.
     (c) Excess Volumes. If the volume of (i) Producer’s Gas, (ii) Third-Party Gas, and (iii) Gas from any Dedicated Reserves caused to be drilled by Producer either through acreage farm-out or non-consent Wells, delivered to the Gathering System in a calendar quarter of the Minimum Volume Period is greater than the Quarterly Minimum Volume, then such excess volume will be credited to the last volumes due during the Minimum Volume Period. Such crediting shall thereby shorten the Minimum Volume Period by one Day for each 22,800 Mcf of excess volumes so credited.
     5.3 Ratable Takes. Producer acknowledges and understands that Gatherer may be providing gathering, processing, and other services to third parties. In the event of a capacity restriction, Gatherer shall treat each party ratably in its Gathering System, or any portion thereof, and shall not grant to any third party a higher priority to capacity on the Gathering System than the priority granted hereunder to Producer. In the event and to the extent that Gatherer’s ratable takes prevent Producer from delivering its full Quarterly Minimum Volume obligation in such calendar quarter, then the Quarterly Minimum Volume for that calendar quarter shall be reduced by the amount of such shortfall.

     5.4 Scheduling. Producer shall notify Gatherer not less than 5 Business Days before the last Day of each Month of the total volume of Gas (in Mcf/d and MMBtu) that Producer expects to deliver in the following Month, specifying the volumes to be delivered to or by Gatherer at each of the Receipt Points and the Delivery Points. Producer may modify its nominations at any time upon at least 24 hours advance Notice. The Parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the receiving transporter. Each Party shall give the other Party timely prior Notice, sufficient to meet the requirements of the Receiving Transporter involved in the transaction, of the quantities of Producer’s Gas to be delivered to the Delivery Points each Day. If either Party becomes aware that actual deliveries at the Receipt Points or Delivery Points are greater or lesser than the quantities of Scheduled Gas, then such Party shall promptly notify the other Party. Throughout the term of this Agreement, the Parties agree to work together to refine and improve the scheduling, nominating, and balancing procedures applicable to Producer’s Gas to accommodate the Receiving Transporter’s nomination procedures (or changes to such procedures) and the operational requirements of both Gatherer and Producer. If Gatherer incurs any liabilities, costs, or expenses as a result of Producer not scheduling deliveries of Producer’s Gas at the Delivery Points in accordance with the receiving transporter’s requirements, then Producer shall promptly reimburse Gatherer for such liabilities, costs, or expenses, including all imbalance charges assessed in respect of the delivery of Producer’s Gas to the receiving transporter.
     5.5 Thermally Equivalent Quantity. Subject to this Agreement, Gatherer shall, as nearly as practicable each Day, receive at the Receipt Points and deliver for Producer’s account, at the Delivery Points, an Equivalent Quantity of Producer’s Gas, less FL&U, Plant Shrinkage (as applicable) and Drip Liquid shrinkage. Producer’s allocated share of Fuel Gas shall be rendered to Gatherer by Producer for Gatherer’s use at no cost to Gatherer. All receipts and deliveries of Producer’s Gas hereunder shall be balanced on an MMBtu basis, less Producer’s allocated share of FL&U, Plant Shrinkage (as applicable) and Drip Liquid shrinkage.
     5.6 Equal Receipt and Delivery. The Parties intend that Producer’s Gas will be received and delivered hereunder at the same rates, and Producer shall not, in any manner, use the Gathering System for storage or peaking purposes. If, on any Day, Producer delivers a quantity of Producer’s Gas in excess of the quantity of Producer’s Gas being concurrently redelivered by Gatherer at the Delivery Points, Gatherer shall have the right to reduce or discontinue its receipts of Producer’s Gas at the Receipt Points until such time as arrangements have been made by Producer to balance such excess. If on any Day Producer delivers a quantity of Producer’s Gas less than the quantity of Producer’s Gas being concurrently redelivered by Gatherer at the Delivery Points, then Gatherer shall have the right to reduce or discontinue deliveries of Producer’s Gas to the Receiving Transporter until arrangements have been made by Producer to balance such under delivery. An exact daily balancing of receipts and deliveries may not be possible due to the inability of the Parties to control precisely such receipts and deliveries. However, Gatherer, to the extent reasonably practicable, will deliver each Day an Equivalent Quantity, less FL&U, Plant Shrinkage (as applicable) and Drip Liquids shrinkage, to the Delivery Points.
     5.7 Information. Each Party will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all Producer’s Gas received and delivered hereunder.
     5.8 Third Party Arrangements. Producer shall make, or cause to be made, all necessary arrangements with other pipelines or third parties at or upstream of the Receipt Points and at or downstream of the Delivery Points to effect Gatherer’s receipt and delivery of Producer’s Gas. Such arrangements affecting Receipt and Delivery shall be coordinated between Producer and Gatherer.
     5.9 Commingling. Although Producer shall retain title to Producer’s Gas delivered to Gatherer at the Receipt Points hereunder, Producer’s Gas received by Gatherer shall constitute part of the supply of Gas from all sources in the Gathering System, and as such Gatherer shall, subject to its obligation to deliver an Equivalent Quantity, less FL&U, Plant Shrinkage (as applicable), and Drip Liquids shrinkage, as provided in Section 5.4, have the absolute and unqualified right to commingle Producer’s Gas and to deliver molecules different from those received and to handle the molecules received in any manner.
     5.10 Lost and Unaccounted for Gas and Fuel Gas. Gatherer agrees to use ordinary care in gathering Producer’s Gas from the Receipt Points to the Delivery Points. However, Producer acknowledges that certain volumetric gains and losses in Producer’s Gas will occur, and such gains and losses attributable to Lost and Unaccounted For Gas and Fuel Gas shall be shared and allocated among the Producer and other third parties whose Gas is gathered on the Gathering System, on a Btu basis, in the proportion that each party delivers Gas to the Gathering System and, consistent with Gatherer’s facilities, in proportion to the Services provided.
     5.11 New Well Connections. For any Well located in Area “A” on Schedule 1, Producer shall provide Gatherer with written Notice of any additional Well dedicated to this Agreement to be connected to the Gathering System hereunder, including the Producer’s working interest, Well name, Well location, and Producer’s best estimate of Well deliverability.
(i)	Within 10 Days of receipt of such Notice, Gatherer shall provide Producer with a written estimate of the cost of connecting such new Well to the Gathering System, which shall include any necessary facilities to accommodate the Gas in the Gathering System (“New Well Connection Expenditure”). Gatherer shall proceed with connection of such new Well 10 Days after the estimate is received by Producer, unless advised otherwise pursuant to this Section 5.11 (ii) below. Such New Well

Connection Expenditure shall be subject to the Indemnity in Section 5.11 (iii).
(ii)	Producer’s Option. If Producer’s estimate for the cost of the new Well Connection Expenditure is less than Gatherer’s, Producer may, within 10 Days of receipt of Gatherer’s estimate, give Notice to Gatherer to not proceed with such connection, which Notice shall include Producer’s estimate of the New Well Connection Expenditure, and Producer shall proceed with such construction. All facilities constructed shall comply with Gatherer’s specifications. Upon completion of the construction by Producer, Producer shall invoice Gatherer for the actual cost of the New Well Connection, not to exceed 110% of Producer’s estimated cost, along with the transfer of title of the newly-constructed facilities. Gatherer shall pay the invoice within 30 Days of receipt and concurrently obtain title. Such reimbursed actual cost shall be subject to the Indemnity in Section 5.11 (iii).

(iii)	Indemnity. For the first 2 Years after construction of a New Well Connection and the other necessary facilities, the Producer shall guarantee adequate volume from each new Well according to the following procedure: during each 3-Month period, if the Gathering and Processing Fees derived from the all Gas contracted and received from the new Well does not equal 1/8 of 130% of the actual cost of the New Well Connection, then Gatherer shall invoice Producer for the deficiency on its next regular Monthly invoice. Excess volume in any 3-Month period shall apply to any subsequent 3-Month period(s).
     5.12 For any Well located in Area “B” on Schedule 1, Producer shall provide Gatherer with written notice of any additional Well dedicated to this Agreement that is to be gathered hereunder, including Producer’s working interest, Well name, and Well location. Within 10 Days of receipt of such notice, Gatherer shall provide written notice to Producer whether Gatherer will provide gathering services hereunder for such Well. If Gatherer elects to provide such gathering service, the costs of connecting the Well to Gatherer’s central point of the Area “B” acreage will be indemnified by Producer under Section 5.11(iii) above; however, any costs incurred by Gatherer in connecting Gatherer’s central point of the Area “B” acreage to the Riverbend system, in the event Gatherer elects to construct such a connection, shall not be indemnified by Producer under Section 5.11(iii). The Maximum Operating Pressure for the system in Area “B” shall be 125 psig as measured at Gatherer’s central point in Area “B;” provided, however, that all other terms and conditions related to Section 5.13 shall apply. The location of the central point in the Area “B” acreage shall be determined by the Parties in a manner that fairly apportions cost responsibility between the Parties and best serves the objectives of each Party under this Agreement. If

Gatherer elects not to provide gathering services for that Well, that Well shall be released from dedication hereunder.
     5.13 Pressures. Producer’s Gas shall be delivered at the Receipt Points at pressures sufficient to effect delivery into the Gathering System at the Receipt Points, but not to exceed the maximum allowable operating pressure of the Gathering System from time to time. Gatherer shall provide a maximum operating pressure of 125 psig at the suction of the compression located at the Plant site (“Maximum Operating Pressure”). The Parties acknowledge that a portion of Gatherer’s pipeline facilities upstream of the Plant inlet is designated by Gatherer as a high pressure line and is operated by Gatherer without compression at pressures consistently higher than 125 psig (the “High Pressure Line”). At its option, Producer may request the connection, to such High Pressure Line, of Wells that are capable of delivering Producer’s Gas at pressures sufficient to effect delivery into the High Pressure Line, and Gatherer agrees to provide such connection; provided, however, that upon 60 Day’s Notice to Gatherer, Producer may request that such Wells be disconnected from Gatherer’s High Pressure Line and, instead, be connected to a lower pressure portion of the Gathering System. Adequate time will be allowed Gatherer to accommodate these volumes, pursuant to this Agreement, into its lower pressure system. Such Gas shall be excluded from the provisions of Section 5.13(ii) during the period that such Gas is connected to the High Pressure Line. Gatherer agrees to provide such disconnection and reconnection with as little disruption to Gas flow as reasonably practicable.
(i)	If Gatherer’s operating pressures exceed 110% of the Maximum Operating Pressure, as measured as the daily operating pressure averaged over each Month, excluding events of Force Majeure and Other Delay, Producer shall have the right, within 30 Days following that Month, to notify Gatherer in writing of such occurrence. Upon receipt of such Notice, Gatherer shall immediately take steps to reduce the operating pressure to meet the Maximum Operating Pressure.

(ii)	If, after notification by Producer pursuant to Section 5.13 (i), Gatherer fails to reduce the operating pressure within 90 Days following the 30-Day period referenced in Section 5.13 (i) (such period to be extended for delivery of needed equipment, rights-of-way, permitting, and the like, and for Force Majeure and Other Delay), then for those volumes of Producer’s Gas that, despite Gatherer’s failure to meet its Maximum Operating Pressure obligation, Gatherer is nonetheless able to deliver into the Gathering System, Producer shall receive a reduction in rate under Section 4.1 (i) to $0.25 per MMBtu, unadjusted pursuant to Section 4.2, until such time as Gatherer has reduced its operating pressure to meet its Maximum Operating Pressure obligation.

Article 6
Taxes and Warranties
     6.1 Taxes. Producer shall pay or cause to be paid, and agrees to indemnify and hold harmless Gatherer from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Producer’s Gas and the handling thereof prior to receipt thereof by Gatherer at the Receipt Points. Gatherer shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Producer’s Gas after receipt and prior to redelivery thereof by Gatherer at the Delivery Points. Neither Party shall be responsible or liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.
     6.2 Title and No Liens. Producer warrants to Gatherer good title to Producer’s Gas delivered to the Receipt Points, free from all liens, charges, and other adverse claims or encumbrances. Producer shall indemnify, defend, and hold harmless Gatherer from and against all Losses arising from all such liens, charges, and adverse claims and encumbrances, including Losses arising from claims (i) by co-working interest owners, royalty or overriding royalty owners, or other purported owners of interests or rights in Producer’s Gas or in the Dedicated Reserves or (ii) by Persons from whom Producer purchased or otherwise acquired Producer’s Gas prior to the Receipt Points.
     6.3 Other Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 6 AND THE OTHER PROVISIONS OF THIS AGREEMENT AND ITS ATTACHMENTS, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED AND REDELIVERED HEREUNDER.
Article 7
Control, Possession, and Waiver
     7.1 Control and Possession. As between the Parties, Producer shall be deemed to be in exclusive control and possession of Producer’s Gas delivered hereunder and responsible for any damage or injury caused thereby prior to the time Producer’s Gas shall have been delivered to Gatherer at the Receipt Points and after Producer’s Gas is redelivered to or on behalf of Producer at the Delivery Points. After delivery of Producer’s Gas to Gatherer at the Receipt Points, Gatherer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby until redelivered to or on behalf of Producer at the Delivery Points.

     7.2 Indemnity. Producer agree to indemnify, defend, and hold harmless Gatherer and its Affiliates from any and all Losses arising from or out of (i) personal injury or property damage attributable to Producer’s Gas when Producer shall be deemed to be in control and possession of Producer’s Gas as provided in Section 7.1 and (ii) the delivery by Producer of Producer’s Gas that does not meet the quality specifications in this Agreement. Except to the extent a Loss (or Losses) is covered by the indemnity in the preceding sentence, Gatherer agrees to indemnify, defend, and hold harmless Producer and their Affiliates from all Losses arising from or out of personal injury or property damage attributable to Producer’s Gas when Gatherer shall be deemed to be in control and possession of Producer’s Gas as provided in Section 7.1. THE INDEMNITIES SET FORTH IN THIS SECTION 7.2 ARE TO BE CONSTRUED WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.
     7.3 Waiver of Damages. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION OR SIMILAR DAMAGES, BY STATUTE, IN TORT, OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, WHETHER SUCH STRICT LIABILITY OR NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
Article 8
Allocation of Residue Gas, Plant Product, and Drip Liquids Revenue
A.	The Residue Gas volume attributable to a particular Receipt Point for an Accounting Period shall be determined by subtracting from the measured volume at each Receipt Point the allocated Fuel Gas and L&U and also subtracting the allocated thermal equivalent of

Plant Products and other shrinkage, if any, attributed to a particular Receipt Point for each Accounting Period.

B.	The quantity of Plant Products (in gallons) of a particular Component Plant Product recovered and attributable to a particular Receipt Point shall be determined by multiplying the Component Plant Product recovered by a fraction, the numerator of which is the theoretical test gallons of the particular Component Plant Product contained in the Gas delivered at such Receipt Point and the denominator of which is the total quantity of theoretical test gallons of the particular Component Plant Product contained in all of the Gas delivered at the receipts points on the Gathering System, excluding transportation-only Gas.

C.	The Drip Liquids attributable to Producer’s Gas shall be owned by Gatherer.

D.	The Residue Gas Revenue attributable to Producer’s Gas for each Accounting Period shall be calculated by multiplying the quantity of Residue Gas (in MMBtu’s) during such Accounting Period that is attributable to Producer’s Gas delivered to Gatherer during such Accounting Period by the Market Price per MMBtu of Residue Gas realized by Producer during such Accounting Period for such Residue Gas.

E.	The Plant Products Revenue attributable to Producer’s Gas for each Accounting Period shall be the sum of the products obtained by multiplying the volume of each Component Plant Product recovered during such Accounting Period that is attributable to Producer’s Gas delivered to Gatherer during such Accounting Period by the Market Price realized by Gatherer at the tailgate of the Plant during such Accounting Period for such Component Plant Product.

F.	The Drip Liquids attributable to Producer’s Gas shall be owned by Gatherer and any revenue derived by Gatherer from the sale of such Drip Liquids shall be kept by Gatherer for Gatherer’s own account.
Article 9
Billing and Payments
     9.1 Billing. As soon as practicable each Month, Gatherer shall invoice Producer for volumes of Producer’s Gas received, gathered and/or processed hereunder in the preceding Month, including any other applicable charges, and provide a statement setting forth (i) the volumes and quantities (in Mcf’s and MMBtu’s) of Producer’s Gas received at each Receipt Point and redelivered to each

Delivery Points, (ii) any adjustments for prior periods, (iii) all allocations made pursuant to Article 8 and (iv) all amounts due hereunder. In the event Producer receives, pursuant to Section 4.2 or Section 5.2 (c)(3), one or more adjustments in the Gathering and Processing Fees set forth in Section 4.1 (i), the statement will reflect a single, blended Section 4.1(i) Gathering and Processing Fee which prorates all fees and discounts accorded Producer during the relevant Month across all volumes of Producer’s Gas assessed Gathering and Processing Fees in such Month. If actual measurements of volumes of Producer’s Gas are not available in any Month, Gatherer may prepare and submit its invoice based on estimated volumes, which estimated volumes shall be corrected to actual volumes in the following Month or Months.
     9.2 Payment for Gathering. Subject to the Letter Agreement dated February 26, 2010, which is hereby incorporated by reference and attached as Schedule 6, Producer shall otherwise remit to Gatherer the remaining amount due under Section 9.1, in immediately available funds, by the 25th Day of each Month or 10 Days from the date of Gatherer’s invoice, whichever is later. If such due date is not a Business Day, payment is due on the next Business Day following such date.
     9.3 Payment for Residue Gas and Plant Products. Producer shall remit to Gatherer the amount due for Residue Gas under Section 4.1 (ii), and Gatherer shall remit to Producer the amount due for Plant Products under Section 4.1 (iii), in immediately available funds, by the 25th of each Month.
     9.4 Dispute. If Producer, in good faith, disputes the amount of any such invoice or any part thereof, Producer will pay such amount as it concedes to be correct. If Producer disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount disputed within 20 Days of the date of such invoice. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement.
     9.5 Late Payments. If either Party fails to pay the amount of any invoice rendered by the other Party hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of the “Prime Rate” plus 12%, computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by Applicable Law, not to exceed the maximum legal rate. “Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the Heading “Prime Rate,” or any successor thereto, on the first date of publication for the Month in which payment is due. The Party which is due payment shall render a late payment charge invoice and payment shall be due within 10 Days of the date of such invoice.
     9.6 Audit. A Party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for underpayments or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within 2 Years after the Month of Gas delivery. All retroactive adjustments under this Section 9.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.
     9.7 Minor Adjustments. No adjustments, retroactive or prospective, shall be made to volumes for prior periods, whether the result of volume allocation errors or any other reason other than meter calibration error, that involve changes that would be less than 50 Mcf’s per Month.
     9.8 Financial Responsibility. If Producer fails to pay any amounts when due under this Agreement, then Gatherer, at its option and without limiting any other rights available to it under this Agreement or otherwise, may, by giving Notice to Producer, (i) suspend gathering services hereunder, (ii) require Producer to pay for the gathering of Producer’s Gas hereunder in cash in advance of Gatherer performing such gathering services, or (iii) require Producer’s to provide other security satisfactory to Gatherer.
Article 10
Force Majeure
     10.1 Non-Performance. If a Party is rendered unable, wholly or in part, by reason of Force Majeure to perform its obligations under this Agreement (other than the obligation to make payments when due hereunder), then such Party’s obligations shall be suspended to the extent affected by Force Majeure or by Other Delay.
     10.2 “Force Majeure” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby; including acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe, gathering systems, plants or equipment, freezing of wells or lines of pipe, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a Governmental

Authority having or asserting jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. “Other Delay” shall include Producer’s inability to comply with the quality specifications herein, the inability to secure labor or materials, the inability to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits, and permissions. “Force Majeure Event” also includes any event of force majeure occurring with respect to the facilities or services of either Party’s Affiliates or service providers providing a service or providing any equipment, goods, supplies or other items necessary to the performance of such Party’s obligations hereunder.
     10.3 Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event or Other Delay shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.
     10.4 Notice. The Party whose performance is affected by a Force Majeure or Other Delay Event must provide Notice to the other Party. Initial notice may be given orally, but written Notice with reasonably full particulars of the Force Majeure or Other Delay Event is required as soon as reasonably possible after the occurrence of the Force Majeure or Other Delay Event.
     10.5 Maintenance and Other Operations. Gatherer may interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations, and repairs and Gatherer shall give to Producer reasonable Notice of its intention to suspend its performance hereunder, except in cases of emergency where such Notice is impracticable or in cases where the operations of Producer will not be affected. Gatherer shall endeavor to arrange such interruptions so as to inconvenience Producer as little as possible. Service interruptions on the part of either Party that are covered by this provision are included within the definition of “Force Majeure or Other Delay Event” for the purpose of this Agreement.

Article 11
Assignment
     11.1 Restriction on Assignment. Except as provided below, neither Party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
     11.2 Inurement. Subject to Section 10.1, this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.
Article 12
Jurisdiction
     This Agreement is subject to, and each Party will comply with, all Applicable Laws of any Governmental Authority now or hereafter having jurisdiction over either or both Parties or their facilities.
Article 13
Notices
     13.1 Notice. All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to:
To Producer:
Gasco Production Company
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112
Attention: Mr. Michael K. Decker
Telephone: 303-483-0044
Facsimile: 303-483-0011
To Gatherer:
Monarch Natural Gas, LLC
5445 DTC Parkway, Suite P-4
Greenwood Village, Colorado 80111
Attention: Mr. Keith R. Finger
Telephone: 303-486-6904
Facsimile: 303-486-6994
     13.2 Method. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

     13.3 Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered 5 Business Days after mailing.
Article 14
Other Provisions
     14.1 Additional Terms. The measurement terms and conditions set forth in Exhibit A are incorporated herein by reference.
     14.2 Governing Law. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Colorado, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in Arapahoe County, Colorado over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
     14.3 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.
     14.4 Representations. Each Party represents to the other Party during the term hereof as follows: (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.
     14.5 Integrated Transaction. This Agreement is being executed and delivered by the Parties contemporaneous with, and as a condition precedent to, the execution and delivery of the Ancillary Agreements by the Persons that are party thereto. The Parties acknowledge that the execution and delivery of this Agreement and the rights and obligations of the Parties hereto are part of an integrated transaction being affected pursuant to the terms of this Agreement and the Ancillary Agreements.
     14.6 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     14.7 Rules of Construction. In construing this Agreement, the following principles shall be followed:
(i)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv)	a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v)	the plural shall be deemed to include the singular, and vice versa; and

(vi)	each gender shall be deemed to include the other genders.
     14.8 No Third Party Beneficiaries. There is no third party beneficiary to this Agreement.
     14.9 Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this

Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Producer: GASCO PRODUCTION COMPANY
By:	/s/ W. King Grant
Name:	W. King Grant
Title:	President and Chief Financial Officer

Gatherer: MONARCH NATURAL GAS, LLC
By:	/s/ C. Judson Williams
Name:	C. Judson Williams
Title:	Chief Financial Officer

Signature Page to Gas Gathering & Processing Agreement

List of Exhibits and Schedules

Exhibit A	- Additional Terms and Conditions.

Schedule 1	- Description of AMI.
Schedule 2	- Receipt Points, Well Names and Locations, and Delivery Points.
Schedule 3	- Leases.
Schedule 4	- Other Agreements.
Schedule 5	- Purchase Option
Schedule 6	- Letter Agreement Regarding Payment
Gas Gathering & Processing Agreement

Exhibit A
ADDITIONAL TERMS AND CONDITIONS
     The following terms and conditions shall apply to the gathering of Producer’s Gas on the Gathering System.
1. Measurement and Testing.
     (a) Receiving Transporters. The ultimate custody transfer point for Producer’s Gas will be at the interconnection between the facilities of Gatherer and the Receiving Transporter and therefore the volume attributable to Producer will be an allocated volume based on Producer’s pro rata portion of all Gas delivered to the Receiving Transporter less Producer’s allocated share of FL&U,, Plant Shrinkage, Drip Liquids shrinkage, and any other adjustments hereunder.
     (b) Meters. Producer shall own, maintain and operate custody transfer meters at each Receipt Point installed as of the Effective Date. Electronic data from those meters shall be provided to Gatherer at no cost, and shall be the basis for custody transfer at those Receipt Points. Such electronic data shall be available to Gatherer on a real time basis, but in no event shall the necessary production information be provided to Gatherer later than 5 Days after the end of each Month. For meters installed after the Effective Date, Gatherer, or its designee, shall own, maintain and operate those receipt meters, when installed, and also the measuring stations at the Delivery Points. Either Gatherer or Producer may install, maintain, and operate, at their own expense, such check measuring equipment as desired and where appropriate. Such equipment shall be installed so as not to interfere with the operation of the other Party’s measuring equipment. At any time during the Term hereof, Gatherer shall have the right to install its own meters at any of the Receipt Points existing as of the Effective Date. In that event, for those Receipt Points, (i) Gatherer’s meters will become the custody transfer meters, and (ii) the Receipt Point location will transfer from the outlet flange to the inlet flange of the meter run.
     (c) Practices. All meters, whether owned and operated by Producer or Gatherer, shall be constructed, installed, and operated in accordance with the following standards depending on the type of meters used.
     (1) Orifice Meters — In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Gatherer and Producer. If Gas pulsation problems occur upstream of the Receipt Points or downstream of the Delivery Points, Producer, or their designee, shall take whatever steps necessary to mitigate such pulsation.
     (2) Positive Meters — In accordance with American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.
     (3) Turbine Meters — In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Gatherer and Producer.
Gas Gathering & Processing Agreement

     (4) Electronic Transducers and Flow Computers (solar and otherwise) — in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.
     (5) Ultrasonic Meters — In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Gatherer and Producer.
Notwithstanding anything contained in this Section 1(c) to the contrary, neither Party shall be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions, or modifications of the American Gas Association Reports cited in Subparagraphs (1) through (5) of this Section 1(c), unless the Parties mutually agree to such replacement or alteration.
     (d) Testing. Either Party shall give reasonable Notice to the other Party of any cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting of its receipt meters or the measuring equipment at the Delivery Points to permit both Parties to have a representative present. The official records from the measuring equipment shall remain the property of Gatherer. Upon request, Gatherer will submit its records, together with calculations therefrom, to Producer for inspection and verification, subject to return to Gatherer or its designee within 30 Days after receipt thereof.
     (e) Accuracy of Meters. All meters shall be verified (and calibrated) by its owner at the following intervals: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once every 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once every 3 Months, or (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least once each Month. If, upon any test, the measuring equipment is found to be inaccurate by 2% or less, previous readings of such equipment will be considered correct in computing the deliveries of Producer’s Gas hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more than 2% of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, using the procedure set forth in Section 1(f). If such period is not known or agreed upon, such correction shall be made for a period covering 1/2 of the time elapsed since the date of the latest test, but not to exceed 16 Days when the equipment is tested every Month and not to exceed 45 Days when the equipment is tested every 3 Months. If either Party desires a special test of any measuring equipment, at least 72 hours advance Notice shall be given to the other Party, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by 2% or less, the testing Party shall have the right to bill the requesting Party for the costs incurred due to such special test, including any labor and transportation cost, and Producer shall pay such costs promptly upon invoice thereof.
     (f) Adjustments. If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 1(e), the
Gas Gathering & Processing Agreement

total quantity of Producer’s Gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:
     (1) by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 1(e)), or
     (2) where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Producer’s Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or
     (3) by correcting the error by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests, or mathematical calculation); or
     (4) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.
     (g) Meter Records Retention. Gatherer shall retain and preserve for a period of at least 2 Years all measurement results, test data and other similar records.
2. Measurement Specifications.
     (a) Units. The unit of volume for measurement shall be 1 cubic foot. Such measured volumes shall be multiplied by their Gross Heating Value per cubic foot and divided by 1,000,000 to determine MMBtu’s delivered hereunder.
     (b) Practices. Computations for Gas measurement shall be made in accordance with the following depending on the type of meters used:
     (1) Orifice Meters — In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.
     (2) Positive Meters — In accordance with American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.
     (3) Turbine Meters — In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Gatherer and Producer.
     (4) Electronic Transducers and Flow Computers (solar and otherwise) — in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.
     (5) Ultrasonic Meters — In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Gatherer and Producer.
Gas Gathering & Processing Agreement

     (c) Temperature. The temperature of Producer’s Gas typically shall be determined by a temperature measurement device installed as part of the selected meter and flow computer combination, or such other means of recording temperature as may be mutually agreed upon by the Parties. The temperature so recorded, obtained while Producer’s Gas is being delivered, shall be the applicable flowing Gas temperature for purposes of calculating the actual gas flow.
     (d) Product Composition of Producer’s Gas. Gatherer shall obtain a continuous flow monthly composite sample or a monthly spot sample of the Gas delivered by Producer hereunder while the Gas is being produced under normal operating conditions. Analysis of such sample shall be made by Gatherer, at Gatherer’s election, by gas chromatography or other industry approved method, and the results reported as mol percent along with other composition parameters.
     (e) Pressure. For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points shall be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time. For the purposes herein, such atmospheric pressure will be assumed to be 14.65 pounds per square inch absolute.
     (f) Gross Heating Value, Specific Gravity, and Compressibility. The Gross Heating Value, Specific Gravity, and Compressibility of the Gas delivered at the Receipt Points and Delivery Points shall be determined from compositional analysis as described in Section 2(d) above as outlined in Gas Processors Association Standard 2172 Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.
     (g) Other Contaminants. Other tests to determine water content, sulfur, hydrogen sulfide, inert gases, and other impurities in Producer’s Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures.
3. Quality Specifications.
     (a) Producer’s Gas. Producer’s Gas delivered at each Receipt Point shall meet the quality specifications imposed by the Receiving Transporter, but in no event shall exceed the specifications as follows (except for hydrocarbon dewpoint specifications for Producer’s Gas connected to the Plant):
     (1) Water: No free water.
     (2) Hydrogen Sulfide: Producer’s Gas shall not contain more than 1/4 grain of hydrogen sulfide per 100 cubic feet of Gas at the Receipt Points, as determined by quantitative tests. Gatherer is not generally waiving the hydrogen sulfide specification; however, the Parties acknowledge that: 1) Producer and Gatherer have existing hydrogen sulfide treating capabilities on their respective systems, and 2) Producer’s Gas may occasionally and from time-to-time exceed this specification at the Receipt Point. Gatherer agrees to operate and maintain the existing treating facilities on its Gathering
Gas Gathering & Processing Agreement

System, and to cooperate with the downstream transporter, to minimize the affect of hydrogen sulfide.
     (3) Total Sulfur: Producer’s Gas shall not contain more than 5 grains of total sulfur per 100 cubic feet of Gas at the Receipt Points.
     (4) Temperature: Producer’s Gas shall not have a temperature less than 40ºF or more than 120 ºF.
     (5) Carbon Dioxide: Producer’s Gas shall not contain more than 2% by volume of carbon dioxide.
     (6) Oxygen: Producer’s Gas shall contain no oxygen.
     (7) Nitrogen: Producer’s Gas shall not contain more than 2% by volume of nitrogen.
     (8) Total Inert Gas: Producer’s Gas shall not contain more than 3% by volume of total inert gases.
     (9) Objectionable Liquids and Solids and Dilution: Producer’s Gas shall be free of all objectionable liquids and solids, including any free liquids at the Receipt Point, and shall not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions and shall be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from Producer’s Gas in the course of transportation through pipelines.
     (10) Gross Heating Value: Producer’s Gas shall not have a Gross Heating Value less than 950 Btu’s per cubic foot of Gas.
     (b) Change in Receiving Transporter’s Specifications. Notwithstanding the Gas specifications above, if a Receiving Transporter notifies Gatherer or Producer of different or additional quality specifications required at the Delivery Points and different from those outlined in Section 3(a) or (b) above, Gatherer will notify Producer of any such different or additional specifications as soon as practicable after being notified of such specifications. Such revised specifications will be considered as the quality specifications for Producer’s Gas under this Agreement for as long as required by the Receiving Transporter.
     (c) Failure to Meet Specifications. If Producer’s Gas delivered hereunder fails to meet any of the quality specifications stated in Section 3(a), (b) or (c) above, Gatherer (i) may install equipment, at Producer’s expense, on the Gathering System to treat such nonconforming Producer’s Gas or (ii) may refuse to accept such Producer’s Gas for so long as Producer is unable to deliver Producer’s Gas conforming to such specifications. If Gatherer, in its sole discretion, accepts Producer’s Gas that fails to meet any of the quality specifications stated above, Gatherer shall not be deemed to have waived Gatherer’s right to refuse to accept non-specification Gas at a subsequent time. In addition, if Producer continues to flow any Gas that fails to meet the quality specifications under this Section 3, Producer shall be responsible for (i) any fees charged
Gas Gathering & Processing Agreement

by any Receiving Transporter and (ii) any costs, expenses, damages incurred by Gatherer or caused by such non-specification Producer’s Gas.
4. Easements.
     (a) Access. To the extent that Producer may contractually or lawfully do so under its leasehold interests and other property rights in the Leases, Producer hereby grants, convey, assign, and transfer to Gatherer a right of way and easement across the Leases, and across adjoining lands in which Producer may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and removing Gatherer’s facilities (including installation of new custody transfer meters and other equipment) used or useful in the performance of this Agreement. Any property of Gatherer placed in or on any of such land shall remain the property of Gatherer, subject to removal by Gatherer when necessary or desirable, in Gatherer’s sole judgment, or upon the expiration or termination of this Agreement. Gatherer shall have a reasonable time after the expiration or termination of this Agreement to remove its property.
     Gatherer and Producer shall cooperate to establish separate rights-of-way in Gatherer’s name for its facilities.
     (b) Further Assurances. Producer shall execute and deliver such additional instruments and other documents, and shall take such further actions as may be reasonably necessary or appropriate, to effectuate, carry out, and comply with the terms of this Section 4.
5. Uneconomic Segments. At any time, Gatherer shall have the right to declare, acting reasonably and in good faith, that the operation of all or part of any segment or segments of the Gathering System has become uneconomic by giving Notice to Producer. Upon receipt of such Notice by Producer, Gatherer and Producer shall negotiate in good faith to reach agreement on additional gathering fees to be paid by Producer for Producer’s Gas gathered on such segment or segments that would cause the operation of that segment or segments of the Gathering System to become economic to Gatherer. If the Parties fail to reach agreement on such additional gathering fees within a reasonable period of time, then Gatherer will have the right, upon no less than 90 Days advance Notice to Producer, to discontinue gathering Producer’s Gas on such segment or segments of the Gathering System. As to such discontinued services on those segment or segments of the Gathering System, there shall be no further obligation to Producer under this Agreement, and that portion of Producer’s Gas so affected shall be released. To the extent that any of Producer’s Gas is so released, there shall be a corresponding proportional decrease in the Quarterly Minimum Volume obligation for the remainder of the Term.
Gas Gathering & Processing Agreement